Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-152040 and 333-160052 on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements of CPEX Pharmaceuticals, Inc, which appears in this Annual Report on Form 10-K of CPEX Pharmaceuticals, Inc. for the year ended December 31, 2009.
/s/ BDO Seidman, LLP
Boston, Massachusetts
March 29, 2010